Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

May 6, 2021

by and among

ACON S2 ACQUISITION CORP.,

SCHARGE MERGER SUB, INC.,

and

ESS TECH, INC.

i

3.13	Employment Matters	41

3.14	Taxes	44

3.15	Intellectual Property	45

3.16	Data Protection	46

3.17	Information Technology	47

3.18	Real Property	47

3.19	Corrupt Practices; Sanctions	48

3.20	Insurance	49

3.21	Competition and Trade Regulation	49

3.22	Environmental Matters	50

3.23	Brokers	50

3.24	Affiliate Agreements	50

3.25	No Other Representations or Warranties	51

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		51

4.01	Organization, Standing and Corporate Power	51

4.02	Corporate Authority; Approval; Non-Contravention	52

4.03	Litigation	53

4.04	Compliance with Laws	53

4.05	Employee Benefit Plans	53

4.06	Financial Ability; Trust Account	54

4.07	Taxes	55

4.08	Brokers	56

4.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	56

4.10	Business Activities; Absence of Changes	57

4.11	Registration Statement	58

4.12	No Outside Reliance	59

4.13	Capitalization	59

4.14	NASDAQ Stock Market Quotation	60

4.15	Contracts; No Defaults	61

4.16	Title to Property	61

4.17	Investment Company Act	61

4.18	Affiliate Agreements	61

4.19	Corrupt Practices	62

4.20	Takeover Statutes and Charter Provisions	62

4.21	Subscription Agreements	62

4.22	Defense Production Act	63

4.23	No Other Representations or Warranties	64

ARTICLE V COVENANTS OF THE COMPANY		64

5.01	Conduct of Business	64

5.02	Inspection	67

5.03	HSR Act and Regulatory Approvals	68

5.04	No Claim Against the Trust Account	69

5.05	Proxy Solicitation; Other Actions	69

5.06	Cooperation under the Credit Documents; Investor Rights Agreement	70

5.07	Incentive Company RSU Grants	70

ARTICLE VI COVENANTS OF ACQUIROR		71

6.01	HSR Act and Regulatory Approvals	71

6.02	Indemnification and Insurance	72

6.03	Conduct of Acquiror During the Interim Period	73

6.04	Trust Account	75

6.05	Inspection	75

6.06	Acquiror Stock Exchange Listing	76

6.07	Acquiror Public Filings	76

6.08	Financing	76

6.09	Additional Insurance Matters	76

6.10	Section 16 Matters	77

6.11	Director and Officer Appointments	77

6.12	Domestication	77

6.13	Equity Incentive Plan; Employee Stock Purchase Plan	78

6.14	Bylaws.	78

ARTICLE VII JOINT COVENANTS		78

7.01	Support of Transaction	78

7.02	Exclusivity	79

7.03	Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approvals	80

7.04	Tax Matters	82

7.05	Confidentiality; Publicity	84

7.06	Post-Closing Cooperation; Further Assurances	85

7.07	Transaction Litigation	85

ARTICLE VIII CONDITIONS TO OBLIGATIONS		85

8.01	Conditions to Obligations of All Parties	85

8.02	Additional Conditions to Obligations of Acquiror	86

8.03	Additional Conditions to the Obligations of the Company	87

ARTICLE IX TERMINATION/EFFECTIVENESS		88

9.01	Termination	88

9.02	Effect of Termination	89

ARTICLE X MISCELLANEOUS		89

10.01	Waiver	89

10.02	Notices	90

10.03	Assignment	90

10.04	Rights of Third Parties	91

10.05	Expenses	91

10.06	Governing Law	91

10.07	Captions; Counterparts	91

10.08	Schedules and Exhibits	91

10.09	Entire Agreement	91

10.10	Amendments	92

10.11	Severability	92

10.12	Jurisdiction; WAIVER OF TRIAL BY JURY	92

10.13	Enforcement	93

10.14	Non-Recourse	93

10.15	Non-survival of Representations, Warranties and Covenants	93

10.16	Acknowledgements	93

Exhibits
Exhibit A – Form of Subscription Agreement
Exhibit B – Form of Company Support Agreement
Exhibit C – Form of Sponsor Letter Agreement
Exhibit D – Form of Certificate of Incorporation of Acquiror
Exhibit E – Form of Bylaws of Acquiror

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 6, 2021, is entered into by and among ACON S2 Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), SCharge Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and ESS Tech, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company, with the Company surviving as the Surviving Company;

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction;

WHEREAS, contemporaneously with the execution, approval and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the investors listed on Schedule 0 (collectively, the “Subscribers”) have entered into certain Subscription Agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Subscription Agreements”), each in substantially the same form as set forth on Exhibit A (Form of Subscription Agreement), for a private placement of Acquiror Common Stock, such private placement to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, contemporaneously with the execution, approval and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Company Support Agreements”), with Acquiror and the Company, in the form set forth on Exhibit B (Form of Company Support Agreement), pursuant to which, among other things, such Company Stockholders have agreed to execute and deliver a consent constituting the Company Stockholder Approvals;

WHEREAS, contemporaneously with the execution, approval and delivery of this Agreement, in connection with the Transactions, the Sponsor, Acquiror, the Company and certain directors and officers of Acquiror have entered into a letter agreement, dated as of the date hereof (the “Sponsor Letter Agreement” and, together with the Company Support Agreements, the “Support Agreements”), in the form set forth on Exhibit C (Form of Sponsor Letter Agreement), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Transactions), (b) be bound by certain transfer restrictions with respect to its Acquiror Common Stock prior to Closing, (c) terminate certain lock-up provisions of that certain Letter Agreement, dated as of September 16, 2020, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, and (d) be bound by certain lock-up provisions during the lock-up period described therein with respect to its Acquiror Common Stock issued pursuant to this Agreement or the Subscription Agreements;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approvals, (a) migrate and domesticate as a corporation in the State of Delaware in accordance with the DGCL and the CLCI (the “Domestication”) and (b) adopt the certificate of incorporation (the “Acquiror Charter”) substantially in the form set forth on Exhibit D with such modifications as may be mutually agreed between the Company and Acquiror (Form of Certificate of Incorporation of Acquiror), which shall be the certificate of incorporation of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL; Acquiror intends to treat the Domestication as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Class A ordinary share, par value $0.0001 per share (“Pre-Domestication Acquiror Common Stock”), shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (as part of its domestication as a corporation incorporated in the State of Delaware) (the “Acquiror Common Stock”); (ii) each then issued and outstanding Class B ordinary share, par value $0.0001 per share (“Pre-Domestication Acquiror Class B Stock”), shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); and (iii) each then issued and outstanding whole warrant of Acquiror exercisable for one share of Pre-Domestication Acquiror Common Stock (“Pre-Domestication Acquiror Warrant”) shall convert automatically into a whole warrant exercisable for one share of Acquiror Common Stock (“Acquiror Warrant”), pursuant to the Warrant Agreement;

WHEREAS, prior to the consummation of the Transactions, and contemporaneously with the Domestication, Acquiror shall adopt the bylaws substantially in the form set forth on Exhibit E with such modifications as may be mutually agreed between the Company and Acquiror (Form of Bylaws of Acquiror), which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL (“Acquiror Bylaws”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Majority Acquiror Stockholder Approval, adopt an equity incentive plan and an employee stock purchase plan;

WHEREAS, Acquiror shall be renamed “ESS Tech, Inc.” and shall trade publicly under a new ticker symbol selected by the Company; and

WHEREAS, each of the parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Acquisition Proposal” means (a) any transaction or series of related transactions under which Acquiror, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity or convertible debt securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Acquiror. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall constitute an Acquiror Acquisition Proposal.

“Acquiror Affiliate Agreement” has the meaning specified in Section 4.18.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 7.03(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Acquiror Common Stock Consideration” means the aggregate number of shares of Acquiror Common Stock equal to (a) the Adjusted Equity Value divided by (b) $10.00.

“Acquiror Cure Period” has the meaning specified in Section 9.01(c).

“Acquiror Employee Stock Purchase Plan” has the meaning specified in Section 6.13.

“Acquiror Equity Incentive Plan” has the meaning specified in Section 6.13.

“Acquiror Equity Plans Proposal” has the meaning specified in Section 7.03(c).

“Acquiror Material Contracts” has the meaning specified in Section 4.15(a).

“Acquiror Organizational Documents” means the Articles of Association and Acquiror’s memorandum of association, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror SEC Reports” has the meaning specified in Section 4.09(a).

“Acquiror Stockholder” means a holder of Pre-Domestication Acquiror Common Stock or Pre-Domestication Acquiror Class B Stock.

“Acquiror Stockholder Approvals” means the Majority Acquiror Stockholder Approval and the Supermajority Acquiror Stockholder Approval.

“Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Action” means any claim, action, suit, charge, assessment, complaint, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 7.03(c).

“Adjusted Equity Value” means the sum of (a) the Equity Value plus (b) the Aggregate Company Option Exercise Price plus (c) Aggregate Company Warrant Exercise Price plus (d) any Expense Shortfall.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, no Company Securityholder shall be considered an Affiliate as a result of their ownership of Company securities.

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether vested or unvested) if all Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Company Warrant Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Warrants if all Company Warrants were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept), excluding any Assumed Warrants.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 2.06(a).

“Ancillary Agreements” means the Subscription Agreements, the Support Agreements, the Trust Agreement and any other agreement related to the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Third Amended and Restated Memorandum of Association of Acquiror, adopted on September 11, 2020.

“Assumed Warrants” has the meaning set forth in Section 2.07(c)(ii).

“Audited Financial Statements” has the meaning specified in Section 3.06(a).

“Balance Sheet Date” means December 31, 2020.

“Benefit Plan” means any benefit or compensatory plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, service, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, equity ownership, equity purchase, equity option, phantom equity, employee loan, insurance, medical, welfare, vacation, paid time off, fringe or other benefits or similar plan, program, policy, agreement or arrangement of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning set forth in Section 2.04(b)

“CARES Act” means The Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020) and any similar or successor legislation in any U.S. jurisdiction, and any official guidance issued thereunder and any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, including IRS Notices 2020-22, 2020-65 and 2021-11.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“CBA” has the meaning set forth in Section 3.12(a)

“Certificate of Merger” has the meaning specified in Section 2.01.

“Change in Control” means any transaction, or series of transactions, resulting in any one Person (other than the Sponsor or its Affiliates), or more than one Person that are Affiliates or that are acting as a group, acquiring ownership of equity securities of Acquiror which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Acquiror.

“Charter Proposal” has the meaning specified in Section 7.03(c).

“CLCI” means the Companies Act (as amended) of the Cayman Islands.

“Closing” has the meaning specified in Section 2.03.

“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Acquiror; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Pre-Domestication Acquiror Common Stock pursuant to the Offer (to the extent not already paid); plus (d) any cash actually received by Acquiror under the Subscription Agreements prior to or concurrently with the Closing; minus (e) any unpaid Transaction Expenses.

“Closing Date” has the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, equity or convertible debt securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including any transaction specified on Section 5.01(g) of the Company Disclosure Schedule) shall constitute a Company Acquisition Proposal.

“Company Benefit Plan” means any Benefit Plan for the benefit of any current or former employee, independent contractor, officer, director or other individual service provider of the Company or any of its Affiliates, which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which any current, contingent, or potential liability is borne by the Company or any of its Affiliates.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 7.03(e).

“Company Certificates” has the meaning specified in Section 2.08(a).

“Company Common Stock” means the common stock, par value $0.0001 per share, in the share capital of the Company.

“Company Cure Period” has the meaning specified in Section 9.01(b).

“Company Fully Diluted Stock” means the sum of (without duplication) (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time determined on an as-converted to Company Common Stock basis (including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock, in each case, based on the then applicable conversion ratio or conversion price thereof) plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all vested Company Options plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Company Warrants outstanding as of immediately prior to the Effective Time (assuming for the purposes of this definition that all such Company Warrants are exercised on a net exercise basis based on the value of the Per Share Consideration); provided, that the Company Fully Diluted Stock shall exclude any unvested Company Options, any shares of Company Common Stock issued in any Pre-Closing Financing (including shares of Company Common Stock issuable upon the exercise or conversion of other equity securities issued in any Pre-Closing Financing), any Company RSUs and any shares of Company Restricted Stock.

“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in the business of the Company or any of its Affiliates, as currently conducted.

“Company Option” has the meaning specified in Section 2.07(a).

“Company Organizational Documents” means the certificate of incorporation (including any certificate of corrections) and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 3.07(d).

“Company Preferred Stock” means each and all of the (a) Series A Preferred Stock, par value $0.0001 per share, (b) Series B Preferred Stock, par value $0.0001 per share, (c) Series C-1 Preferred Stock, par value $0.0001 per share, and (d) Series C-2 Preferred Stock, par value $0.0001 per share.

“Company Property” has the meaning specified in Section 3.18(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, as qualified by the Schedules.

“Company Restricted Stock” means Company Common Stock that, immediately prior to the Effective Time, is subject to a Company repurchase right at equal to or less than the fair market value of a share of Company Common Stock, a risk of forfeiture or such other vesting condition.

“Company RSU” means a restricted stock unit covering Company Stock granted by the Company to a Continuing Employee subsequent to the date hereof but prior to the Closing Date.

“Company Securityholder” means the holder, immediately prior to the Effective Time, of any share of Company Common Stock (taking into effect the Preferred Stock Conversion) and Assumed Warrant.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Company’s 2014 Equity Incentive Plan and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Company of rights of any kind to receive equity securities of the Company or benefits measured in whole or in part by reference to securities of the Company.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stockholder Approvals” has the meaning specified in Section 7.03(e).

“Company Support Agreements” has the meaning specified in the Recitals.

“Company Warrants” means warrants to purchase shares of Company Common Stock and/or Company Preferred Stock.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement in effect between Acquiror and the Company as of the date hereof.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the CARES Act.

“Credit Documents” means the “Loan Documents” (as defined in the SVB Credit Agreement) and the PPP Loan.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or data breach notification requirements, including with respect to the processing of Personal Information and applicable to the Company or any of its Affiliates: (i) all applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679 and the California Consumer Privacy Act of 2018); (ii) the Company’s external-facing privacy policies; (iii) if applicable to the Company or any of its Affiliates, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-regulatory standard to which the Company or any of its Affiliates are bound or hold themselves out to the public as being in compliance with; and (iv) applicable provisions of Contracts with which the Company or any of its Affiliates are a party or bound.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning specified in Section 2.14.

“Domestication” has the meaning specified in the Recitals hereto.

“Domestication Proposal” has the meaning specified in Section 7.03(c).

“Earnout Period” has the meaning specified in Section 2.09(a).

“Earnout Stock” means 16,500,000 shares of Acquiror Common Stock, minus the aggregate number of Company RSUs granted pursuant to Section 5.07 from the Incentive RSU Pool that are outstanding as of immediately prior to Closing.

“Effective Time” has the meaning specified in Section 2.01.

“Enforceability Exceptions” has the meaning specified in Section 3.02(a).

“Equity Value” means $1,003,000,000.

“Environmental Laws” means any and all Laws and recognized and generally accepted good engineering practices and industry standards relating to pollution or protection of the environment (including natural resources), public or worker health and safety (to the extent relating to exposure to Hazardous Materials or fire protection and safety), or the use, generation, storage, emission, transportation, disposal, handling or release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with such Person, is, or within the past six (6) years was, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchanged Company Option” has the meaning set forth in Section 2.07(a).

“Exchanged Company RSU” has the meaning set forth in Section 2.07(a).

“Expense Shortfall” means the amount by which the Transaction Expenses are less than $35,000,000, provided that the Expense Shortfall shall not be less than zero.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 3.06(b).

“Fraud” means an act or omission by a party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another party, to induce it to enter into this Agreement, (d) another party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such party to enter into this Agreement and (e) causing such party to suffer damage by reason of such reliance.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator (public or private), court or tribunal.

“Governmental Order” means any order, judgment, ruling, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which standards of conduct or liability may be imposed pursuant to, applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, flammable or explosive substances, toxic mold, lead, noise, odor or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) all obligations for cash incentive, severance, deferred compensation or similar obligations arising prior to the Closing Date and the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts, determined as though all amounts were payable as of the Closing Date (without regard to any deferral pursuant to the CARES Act), (j) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Insider Director Designees” has the meaning specified in Section 2.11(c).

“Insurance Policies” has the meaning specified in Section 3.20(a).

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (i) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (iii) copyrights, mask works and designs; (iv) internet domain names and social media accounts and identifiers; (v) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”); and (vi) intellectual property rights in Software.

“Interim Period” has the meaning specified in Section 5.01.

“Investor Rights Agreement” means that certain Second Amended and Restated Investors’ Rights Agreement of the Company, dated August 28, 2019.

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment, and related documentation, in each case, owned or controlled by, or otherwise provided under contract to, the Company or any of its Affiliates and used in the operation of their businesses.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, its Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, President and Senior Vice President of Business Development & Sales, and (b) in the case of Acquiror, its Chief Executive Officer and Chief Financial Officer.

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation, statute or Governmental Order, in each case, of any Governmental Authority.

“Lease Documents” has the meaning specified in Section 3.18(b).

“Letter of Credit” means that certain Irrevocable Standby Letter of Credit No. 77-596327-7, dated as of August 31, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), issued by First Republic Bank with an initial draw amount of $725,000.

“Letter of Transmittal” has the meaning specified in Section 2.08(b)(i).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Majority Acquiror Stockholder Approval” means, with respect to any Proposal other than the Domestication Proposal, the affirmative vote of holders of a majority of the outstanding shares of Pre-Domestication Acquiror Common Stock and Pre-Domestication Acquiror Class B Stock cast at the Special Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (a) the assets, business, results of operations or financial condition of the Company or (b) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (a) above: (i) any change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.02(b) and, to the extent related thereto, the condition in Section 8.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (vii) any failure of the Company to meet any projections, forecasts or budgets; provided, that clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (i), (ii), (iv), (v) and (vi) to the extent that such change has a disproportionate impact on the Company, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 3.12(a).

“Merger” has the meaning specified in Section 2.01.

“Merger Consideration” means, collectively, the Acquiror Common Stock Consideration, the Earnout Stock and the Exchanged Company RSUs.

“Merger Sub” has the meaning specified in the preamble hereto.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange

“NYSE/NASDAQ Proposal” has the meaning specified in Section 7.03(c).

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 2.15(b).

“Owned Company Software” means all Software owned, or purported to be owned, by the Company or any of its Affiliates.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Affiliates.

“Per Share Consideration” means the number of shares of Acquiror Common Stock equal to the Acquiror Common Stock Consideration divided by the number of shares of Company Fully Diluted Stock.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Unaudited Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, and (viii) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information that is defined as “personal information,” “personal data” or similar terms under applicable Laws, including, as applicable, any such information that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, (b) is subject to a Data Privacy and Security Requirement, or (c) are names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.

“PPP Loan” means that certain unsecured note, dated as of April 19, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and between Company and City National Bank evidencing a loan in an original principal amount of $936,400.00, which was issued under the Paycheck Protection Program administered by the U.S. Small Business Administration.

“Pre-Closing Financing” means a transaction or series of bona fide financing transactions for fundraising purposes in which the Company issues shares of Company Stock (or securities convertible into or exercisable for Company Common Stock), which shall, in each case, be subject to receipt of Acquiror’s prior written consent (such consent to be withheld, conditioned or delayed in its sole discretion).

“Pre-Domestication Acquiror Class B Stock” has the meaning specified in the Recitals hereto.

“Pre-Domestication Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Pre-Domestication Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Preferred Stock Conversion” has the meaning specified in Section 7.03(f).

“Proposals” has the meaning specified in Section 7.03(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Pre-Domestication Acquiror Common Stock in conjunction with a shareholder vote on the Business Combination).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Pre-Domestication Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered IP” has the meaning specified in Section 3.15(a).

“Registration Statement” has the meaning specified in Section 7.03(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and data, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means an extraordinary general meeting of the holders of Pre-Domestication Acquiror Common Stock and Pre-Domestication Acquiror Class B Stock to be held for the purpose of approving the Proposals.

“Sponsor” means ACON S2 Sponsor, L.L.C., a Delaware limited liability company.

“Sponsor Letter Agreement” has the meaning specified in the Recitals hereto.

“Subscribers” has the meaning specified in the Recitals hereto.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Stockholder Approval” means, with respect to the Domestication Proposal only, the affirmative vote of holders of two-thirds (2/3) of the outstanding shares of Pre-Domestication Acquiror Common Stock and Pre-Domestication Acquiror Class B Stock cast at the Special Meeting.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 9.02.

“SVB Credit Agreement” means that certain Loan and Security Agreement, dated as of July 6, 2018 (as the same form may from time to time be amended, modified, supplemented or restated), including by that certain First Amendment to Loan and Security Agreement, dated March 12, 2020, by and between Silicon Valley Bank and the Company.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, governmental fee or other assessment in the nature of tax, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 9.01(c).

“Terminating Company Breach” has the meaning specified in Section 9.01(b).

“Termination Date” has the meaning specified in Section 9.01(b).

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Acquiror and its Subsidiary, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without duplication, (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses (including any amounts due to the underwriters of Acquiror’s initial public offering as a deferred underwriting commission), (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers (c) any Working Capital Loans (as such term is defined in Schedule 4.18), and (d) any fees, costs and expenses or payments of any of Acquiror and its Subsidiary related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of Acquiror or its Subsidiary as a result of the execution of this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby and thereby (including the employer portion of any payroll, social security, unemployment or similar Taxes).

“Transaction Litigation” has the meaning set forth in Section 7.07

“Transaction Proposal” has the meaning specified in Section 7.03(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger and the Preferred Stock Conversion.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 4.06(a).

“Trust Agreement” has the meaning specified in Section 4.06(a).

“Trustee” has the meaning specified in Section 4.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 3.06(b).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Acquiror.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 16, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

ARTICLE II

THE MERGER; CLOSING

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the Domestication, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger”), such Merger to be consummated upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL. Acquiror shall be renamed “ESS Tech, Inc.” and shall trade publicly on the NYSE or, in the event the NYSE is not available to Acquiror, NASDAQ under a new ticker symbol selected by the Company.

2.04 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, par value $0.0001 per share.

(b) Cancellation of Certain Company Stock. All Company Stock issued and outstanding immediately prior to the Effective Time held by the Company in treasury or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c) Conversion of All Other Company Stock. Each share of Company Common Stock (including in respect of shares of Company Preferred Stock converted to Company Common Stock in connection with the Preferred Stock Conversion and Company Restricted Stock) issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the Per Share Consideration, as set forth in the Allocation Schedule, plus each holder thereof shall be entitled to Earnout Stock pursuant to and subject to the terms of Section 209. The Per Share Consideration payable with respect to Company Restricted Stock will continue to have, and be subject to, the same terms and conditions (including restrictions on vesting) relating thereto as in effect immediately prior to the Effective Time.

2.05 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Pre-Domestication Acquiror Common Stock shall have been changed into a different number of shares or a different class or series, by reason or any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Pre-Domestication Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock and Company Preferred Stock and the holders of Pre-Domestication Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

2.06 Allocation Schedule.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror (and Acquiror shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”), setting forth (i) the number of shares of Company Stock held by each Company Stockholder after giving effect to the Preferred Stock Conversion and the number of shares of Company Common Stock subject to each Company Option held by each holder thereof and the exercise price thereof, (ii) (A) the number of shares of Acquiror Common Stock that will be subject to each Exchanged Company Option, which shall be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time by the Per Share Consideration and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock, and (B) the exercise price thereof at the Effective Time, which shall be determined by dividing the per share exercise price for the number of shares of Company Common Stock subject to the corresponding Company Option in effect immediately prior to the Effective Time by the Per Share Consideration, and rounding the resulting exercise price up to the nearest whole cent,, (iii) (A) the number of shares of Acquiror Common Stock that will be subject to each Assumed Warrant, which shall be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Assumed Warrant immediately prior to the Effective Time by the Per Share Consideration and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock, and (B) the exercise price thereof at the Effective Time, which shall be determined by dividing the per share exercise price for the number of shares of Company Common Stock subject to the corresponding Assumed Warrant in effect immediately prior to the Effective Time by the Per Share Consideration, and rounding the resulting exercise price up to the nearest whole cent, (iv) the portion of the Acquiror Common Stock Consideration allocated to each Company Stockholder, determined by multiplying the number of shares of Company Stock held by such Company Stockholder immediately prior to the Effective Time by the Per Share Consideration, (v) the portion of the Earnout Stock to be allocated to each Company Stockholder pursuant to and in accordance with Section 2.09, which shall be allocated on a pro rata basis which shall be determined by dividing the aggregate number of shares of Company Stock held by such Company Stockholder by the number of shares of Company Fully Diluted Stock, (vi) the portion of the Earnout Stock to be allocated to each holder of Assumed Warrants, which shall be allocated on a pro rata basis determined by dividing the aggregate number of shares of Company Stock held by such holder of Assumed Warrants on an as-converted basis by the number of shares of Company Fully Diluted Stock, (vii) the portion of the Company RSUs to be allocated pursuant to the terms of this Agreement and (viii) a certification, duly executed by an authorized officer of the Company, in his or her capacity as an officer of the Company and not in his or her individual capacity, that the information delivered in the Allocation Schedule is and, as of immediately prior to the Effective Time, will be true and correct in all respects. The Company will review any comments to the Allocation Schedule provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein (x) the aggregate number of shares of Acquiror Common Stock that each Company Stockholder will have a right to receive pursuant to the Allocation Schedule as of the Effective Time will be rounded down to the nearest whole share. For the avoidance of doubt, in no event shall the aggregate number of shares of Acquiror Common Stock set forth on the Allocation Schedule exceed the Acquiror Common Stock Consideration and, if issued pursuant to Section 2.09, the Earnout Stock. In connection with the preparation of the Allocation Statement and the calculation of Adjusted Equity Value, Acquiror shall provide the Company with a good faith estimate, duly certified by an authorized officer of Acquiror, in his or her capacity as an officer of Acquiror and not in his or her individual capacity, of the aggregate amount Transaction Expenses, and any corresponding Expense Shortfall, no later than four (4) Business Days prior to the Closing Date, which figure the Company shall be entitled to rely on for all purposes in preparation of the Allocation Statement.

(b) Acquiror, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts and other information set forth in the Allocation Schedule. None of Acquiror, the Exchange Agent nor their respective Affiliates or Representatives shall have any liability to any Company Stockholder or any of its Affiliates for relying on the Allocation Schedule, other than in the case of gross negligence or willful misconduct. Except with Acquiror’s written consent, the Allocation Schedule shall not be deemed formally modified for purposes of this Agreement after its initial delivery to Acquiror except pursuant to a written instruction from the Company, with certification from an authorized representative of the Company that such modification is true and correct. Acquiror, the Exchange Agent and their respective Affiliates and Representatives shall then be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

2.07 Treatment of Company Options, Company RSUs and Company Warrants.

(a) Treatment of Company Options. At the Effective Time, without any action of any party or any other Person (but subject to (c) below), Acquiror shall adopt and assume the Company Stock Plan. Each Company Option (as defined below) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Stock (a “Company Option”) under the Company Stock Plan and shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share), at an exercise price per share equal to (i) the exercise price per share of Company Stock of such Company Option immediately prior to the Effective Time divided by (ii) the Per Share Consideration (rounded up to the nearest whole cent); provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

(b) Treatment of Company RSUs. Each Company RSU (as defined below) that is outstanding immediately prior to the Effective Time, shall, automatically and without any required action on the part of the holder thereof, cease to represent a Company RSU under the Company Stock Plan and shall be converted into a restricted stock unit covering a number of shares of Acquiror Common Stock (such restricted stock unit, an “Exchanged Company RSU”) equal to the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time. Subject to Section 5.07, following the Effective Time, each Exchanged Company RSU shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company RSU immediately prior to the Effective Time.

(c) Treatment of Company Warrants.

(i) Immediately prior to the Effective Time, it is anticipated that all outstanding Company Warrants shall, pursuant to the terms for the Company Warrants, either (i) have been “net” exercised in exchange for shares of Company Stock in accordance with their terms and shall no longer be outstanding (but shall instead be cancelled, extinguished, retired or shall otherwise cease to exist and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Stock into which Company Warrants are exchanged,) or (ii) shall be assumed by Acquiror pursuant to the terms of such Company Warrants.

(ii) Effective as of the Effective Time, each outstanding Company Warrant that is not exercised and exchanged prior to the Effective Time as described in Section 2.07(c)(i), shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Acquiror Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 2.07(c)(ii) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (A) each such Assumed Warrant shall be exercisable solely for shares of Acquiror Common Stock; (B) the number of shares of Acquiror Common Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Stock subject to the predecessor Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Consideration and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock; (C) the per share exercise price for the Acquiror Common Stock issuable upon exercise of such Assumed Warrant shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the predecessor Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Consideration, and rounding the resulting exercise price up to the nearest whole cent; and (D) such holder of the each Assumed Warrant shall be entitled to Earnout Stock pursuant to and subject to the terms of Section 2.09.

(d) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to Section 2.07(a) and (ii) take all actions necessary to ensure that from and after the Effective Time Acquiror will not be required to deliver Company Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Options.

(e) Acquiror Actions. Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options and Company Warrants pursuant to this Section 2.07 including the reservation, issuance and listing of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 2.07. If registration of the Exchanged Company Options or Acquiror Common Stock is required under the Securities Act, Acquiror shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to such Exchanged Company Options or Acquiror Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Exchanged Company Options remain outstanding and such registration of the Acquiror Common Stock issuable thereunder continues to be required.

2.08 Exchange of Company Certificates and Company Book-Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, the Company and Acquiror shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Section 2.08. At or immediately following the Effective Time, Acquiror shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Acquiror Common Stock comprising the aggregate Acquiror Common Stock Consideration to be issued at Closing in respect of (i) certificates that immediately prior to the Effective Time represented Company Stock, including, for the avoidance of doubt, certificates representing Company Common Stock as a result of the conversion of Company Preferred Stock (“Company Certificates”) and (ii) non-certificated outstanding Company Stock represented by book entry (“Company Book-Entry Shares”), in each case, in accordance with the Allocation Schedule and other than Cancelled Shares and Dissenting Shares, for exchange in accordance with this Section 2.08 through the Exchange Agent (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate Acquiror Common Stock Consideration contemplated to be issued pursuant to the Allocation Schedule out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of a Company Certificate, whose shares were converted into the right to receive the Acquiror Common Stock Consideration in respect thereof at the Effective Time pursuant to this Agreement: (A) a letter of transmittal in the form to be agreed upon by the Parties and the Exchange Agent (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as the Company, Acquiror and the Exchange Agent may reasonably specify and (B) instructions for effecting the surrender of the Company Certificates (or affidavits in lieu thereof in accordance with Section 2.08(e)) in exchange for the aggregate Acquiror Common Stock Consideration in respect thereof. Upon surrender of Company Certificates (or affidavits in lieu thereof in accordance with Section 2.08(e)) for cancellation to the Exchange Agent and upon delivery of a Letter of Transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Company Certificates, the holder of such Company Certificates shall be entitled to receive the Acquiror Common Stock Consideration as set forth in the Allocation Schedule. Any Company Certificates so surrendered shall forthwith be cancelled. If payment of any Acquiror Common Stock Consideration is to be made to a Person other than the Person in whose name any surrendered Company Certificate is registered, it shall be a condition precedent to payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the aggregate Acquiror Common Stock Consideration in respect thereof, as applicable, to a Person other than the registered holder of the Company Certificate so surrendered and shall have established to the satisfaction of Acquiror that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated hereby, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Consideration in respect thereof.

(ii) Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, each holder of Company Book-Entry Shares the Acquiror Common Stock Consideration, as set forth in the Allocation Schedule, for such Company Common Stock formerly represented by such Company Book-Entry Shares. Any Company Book-Entry Shares so surrendered shall forthwith be cancelled. Delivery of the aggregate Acquiror Common Stock Consideration, as applicable, with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Consideration in respect thereof.

(c) Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Company Certificates and Company Book-Entry Shares representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Company Certificates representing Company Stock are presented to Acquiror for any reason, they shall be cancelled and exchanged for the Per Share Consideration in respect thereof as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property. At any time following one (1) year after the Closing Date, Acquiror shall be entitled to require the Exchange Agent to deliver to it any shares of Acquiror Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Company Certificates or Company Book-Entry Shares, and thereafter such holders shall be entitled to look only to Acquiror (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Per Share Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares and compliance with the procedures in this Section 2.08. Notwithstanding the foregoing, neither Acquiror, the Surviving Company nor the Exchange Agent shall be liable to any holder of a Company Certificate or Company Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Consideration payable in respect thereof pursuant to the Allocation Schedule; provided, however, that Acquiror or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Consideration, require the owners of such lost, stolen or destroyed Company Certificates to deliver a customary indemnity against any claim that may be made against Acquiror, the Surviving Company or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate or Company Book-Entry Share with respect to the Acquiror Common Stock issuable in respect thereof unless and until the holder of such Company Certificate or Company Book-Entry Share shall surrender such Company Certificate or Company Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Company Certificate or Company Book-Entry Share, there shall be paid by Acquiror to the holder of whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

2.09 Earnout.

(a) From and after the Closing until fifty-four (54) months after Closing (the “Earnout Period”), promptly (but in any event within ten (10) Business Days) after the occurrence of any of the following events described in clauses (i) and (ii) below (each a “Milestone Event”), Acquiror shall issue up to the full amount of Earnout Stock in accordance with clauses (i) and (ii) below to the Persons that were Company Securityholders (other than holders of Dissenting Shares) immediately prior to the Closing, in accordance with the Allocation Schedule, as additional consideration for the Merger (and without the need for additional consideration from any Company Securityholder), fully paid and free and clear of all Liens other than applicable federal and state Securities Law restrictions:

(i) 50% of the Earnout Stock if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the shares of Acquiror Common Stock is greater than or equal to $12.50 per share (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Common Stock occurring on or after the Closing); and

(ii) in addition to the issuance of Earnout Stock contemplated by the immediately preceding clause (i), an additional 50% of the Earnout Stock if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the shares of Acquiror Common Stock is greater than or equal to $15.00 per share (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Common Stock occurring on or after the Closing).

(b) If, during the Earnout Period, there occurs any transaction resulting in a Change in Control, and the corresponding valuation of the Acquiror Common Stock is (i) greater than or equal to the amount set forth in Section 2.09(a)(i), then, immediately prior to the consummation of such Change in Control the Milestone Event set forth in Section 2.09(a)(i) shall be deemed to have occurred; and (ii) greater than or equal to the amount set forth in Section 2.09(a)(ii), then, immediately prior to the consummation of such Change in Control the Milestone Event set forth in Section 2.09(a)(ii) shall be deemed to have occurred; provided that, in each case of clauses (i) and (ii), Acquiror shall issue the applicable Earnout Stock to the Company Securityholders (in accordance with their respective pro rata share), and the recipients of such issued Earnout Stock shall be eligible to participate in such Change in Control transaction with respect to such Earnout Stock.

(c) At all times during the Earnout Period, Acquiror shall keep available for issuance a sufficient number of unissued shares of Acquiror Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this Section 2.09 and shall take all actions required to increase the authorized number of shares of Acquiror Common Stock if at any time there shall be insufficient unissued shares of Acquiror Common Stock to permit such reservation.

(d) Acquiror shall take such actions as are reasonably requested by Company Securityholders to evidence the issuances pursuant to this Section 2.09, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Acquiror responsible for maintaining such ledger or the applicable registrar or transfer agent of Acquiror).

(e) In the event a one-time aggregate issuance of Earnout Stock with respect to a Company Securityholder is subject to the notification and waiting period requirements of the HSR Act (an “HSR Issuance”), solely with respect to the applicable Company Securityholder(s), the Company’s obligation to make such HSR Issuance shall be delayed until, and contingent upon the occurrence of the time that, any applicable Company Securityholder has filed notification under the HSR Act and the applicable waiting period under the HSR Act (including any extensions thereof) with respect to such HSR Issuance has expired or been terminated.

(f) In the event Acquiror shall at any time during the Earnout Period pay any dividend on Acquiror Common Stock by the issuance of additional shares of Acquiror Common Stock, or effect a subdivision or combination or consolidation of the outstanding Acquiror Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Acquiror Common Stock, then in each such case, (i) the number of Earnout Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Acquiror Common Stock (including any other shares so reclassified as Acquiror Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Common Stock that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 2.09(a)(i) -(ii) above shall be appropriately adjusted to provide to such Company Securityholders the same economic effect as contemplated by this Agreement prior to such event.

(g) During the Earnout Period, Acquiror shall take all reasonable efforts for (i) Acquiror to remain listed as a public company on, and for the Acquiror Common Stock (including, when issued, the Earnout Stock) to be tradable over, the NYSE or NASDAQ, as applicable, and (ii) the Earnout Stock, when issued, to be approved for listing on the NYSE or NASDAQ, as applicable; provided, however, the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 2.09(a) above, Acquiror shall have no further obligations pursuant to this Section 2.09(g).

(h) For the avoidance of doubt, the parties agree and acknowledge that each holder of a Company Option, in the holder’s capacity as such, shall not be entitled to receive any Earnout Stock pursuant to this Section 2.09.

(i) Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of shares of Earnout Stock and Exchanged Company RSUs pursuant to this Section 2.09 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. Any Earnout Stock that is issued pursuant to this Section 2.09 will be treated as eligible for non-recognition treatment under Section 354 of the Code (and will not be treated as “other property” within the meaning of Section 356 of the Code).

2.10 Organizational Documents of the Company and Acquiror.

(a) Immediately following the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue to be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.

2.11 Directors and Officers of the Companies.

(a) The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Schedule 2.11(a) shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(b) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(c) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE and NASDAQ listing requirements, Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) seven (7) individuals designated by the Company (the “Company Director Designees”), a sufficient number of whom shall qualify as “independent directors” under the applicable listing and corporate governance rules and regulations of NYSE and NASDAQ shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, (iii) one (1) individual designated by Breakthrough Energy Ventures, LLC and one (1) individual designated by SB Energy Global Holdings One Ltd. (together, the “Insider Director Designees”) shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, and (iv) as of immediately following the Effective Time, the Company Director Designees and the Insider Director Designees shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.11(c) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or Acquiror, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request. The Company shall determine the appropriate class each person appointed as a director of Acquiror pursuant to this Section 2.11(c) shall serve in prior to the filing of the Registration Statement.

(d) Acquiror shall take all necessary action prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) unless otherwise determined by the Company and approved by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed) prior to Closing, the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

2.12 Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

2.13 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion to Company Stock or Assumed Warrants pursuant to this Article II, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, including such fractional shares that are rounded down to the nearest whole share on the Allocation Schedule pursuant to Section 2.06, Acquiror shall pay to each former Company Securityholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded up to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled (but for this Section 2.13) multiplied by (b) an amount equal to the VWAP of shares of Acquiror Common Stock for the 20 Trading Days prior to the date that is three (3) Business Days prior to the Closing.

2.14 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall only represent the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article II. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

2.15 Payment of Expenses.

(a) As soon as practicable following the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds all documented out-of-pocket fees and disbursements of the Company for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions.

(b) As soon as practicable following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror, Merger Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub or the Sponsor incurred in connection with the Transactions (collectively, the “Outstanding Acquiror Expenses”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

3.01 Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

3.02 Corporate Authority; Approval; Non-Contravention.

(a) The Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b) The execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Affiliates pursuant to, any Material Contract or Lease Document to which the Company or any of its Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.02(a), under any Law to which the Company or any of its Affiliates is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company Support Agreements executed and delivered contemporaneously with the execution and delivery of this Agreement have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the Company Stockholders party thereto, enforceable against the Company and the Company Stockholders in accordance with their terms (subject to the Enforceability Exceptions). As of the date of this Agreement, the Company Stockholders party to the Company Support Agreements hold Company Stock representing the voting power sufficient to obtain the Company Stockholder Approvals.

3.03 Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.04 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 79,000,000 shares of Company Common Stock, of which 8,750,359 Company Common Stock were outstanding as of the close of business on the date of this Agreement, and (ii) 62,072,064 shares of Company Preferred Stock, of which (A) 5,941,109 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share, of which 5,491,109 shares were outstanding as of the close of business on the date of this Agreement, (B) 12,011,923 shares of the Company’s Series B Preferred Stock, par value $0.0001 per share, of which 10,652,009 shares were outstanding as of the close of business on the date of this Agreement, (C) 16,345,688 shares of the Company’s Series C-1 Preferred Stock, par value $0.0001 per share, of which 16,275,688 shares were outstanding as of the close of business on the date of this Agreement, and (D) 27,773,344 shares of the Company’s Series C-2 Preferred Stock, par value $0.0001 per share, of which 3,900,988 shares were outstanding as of the close of business on the date of this Agreement. Each issued and outstanding share of Company Stock (w) has been duly authorized and is validly issued, fully paid and nonassessable, (x) was issued in compliance in all material respects with applicable Laws, (y) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party and (z) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company). 4,983,464 shares of Company Common Stock were reserved and available for issuance under Company Stock Plan as of the date of this Agreement.

(b) Set forth on Schedule 3.04(a) is a true, correct and complete statement as of the date hereof of (i) the number and class or series (as applicable) of all equity securities of the Company issued and outstanding (including warrants, notes, Company Options and other securities convertible into equity securities), (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to each Company Option, whether such Company Option is an incentive stock option.

(c) With respect to the Company Options, (i) all Company Options were granted with a per share exercise at least equal to the fair market value of the underlying share of Company Common Stock on the date such Company Option was granted (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder), (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an incentive stock option so qualifies and (iv) all Company Options have been issued in compliance with the Company Stock Plan and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

(d) Schedule 3.04(d) sets forth as of the date hereof a schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently outstanding, the grant date and exercise price associated with each Company Option, the vesting schedule of each Company Option, whether the Company Option is a nonqualified stock option or an incentive stock option and whether such Company Options are currently vested or unvested. Except as set forth in Schedule 3.04(d), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, other equity or equity-based rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or to sell any shares of its capital stock or other equity securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of the Company or to vote with the stockholders of the Company on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 3.04(d) and such registration rights agreement that contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article II, will enter into to be effective upon the Closing, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(e) The Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

(f) Each Company Option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan to which it was issued, (ii) has a grant date identical to the date on which the Company Board (or compensation committee thereof) actually awarded such Company Option, (iii) was granted with an exercise price no less than the fair market value of the underlying shares of Company Common Stock as of the grant date and (iv) was granted pursuant to terms of the relevant option agreement, as set forth in Schedule 3.04(d) and which the Company has made available true and complete copies to Acquiror.

3.05 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other Person and is not a participant in any joint venture, partnership or similar arrangement.

3.06 Financial Statements; Internal Controls.

(a) The audited statements of financial position, statements of comprehensive income, statements of changes in shareholders’ equity and statements of cash flows of the Company for each of the years ended December 31, 2019 and December 31, 2018 (collectively, the “Audited Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the Public Company Accounting Oversight Board and applicable Law as at the Balance Sheet Date, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Audited Financial Statements, and the accompanying independent auditors’ reports, as applicable, have been made available to Acquiror.

(b) Prior to the date hereof the Company has made available to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company as of September 30, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Subject to notes and normal year-end audit adjustments that are not material in amount or effect, the Unaudited Financial Statements were prepared in accordance with the standards, principles and practices specified in the Audited Financial Statements and, subject thereto, in accordance with applicable Law and show a true and fair view, in all material respects, of the: (i) assets, liabilities, the financial position and state of affairs of the Company as of September 30, 2020 and (ii) the profits and losses and cash flow of the Company for the nine (9)-month period ended as of September 30, 2020.

(c) The Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, except as may be indicated in the notes thereto and using in all material respects the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the consolidated financial statements of the Company in the last three (3) years. The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

(d) The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. Within the last three (3) years, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The Audited Financial Statements and the Unaudited Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

3.07 Compliance with Laws.

(a) The Company is conducting and, since December 31, 2017, has conducted its business in material compliance with all Laws applicable to it and the Company’s business, properties and other assets.

(b) There is, and since December 31, 2017 there has been no Action by or against the Company, or any Person for who acts or defaults the Company may be vicariously liable, pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing to the Company an intention to initiate an Action.

(c) Since December 31, 2017, the Company has not received any written notice or other communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any action to ensure compliance with any such applicable Law.

(d) The Company possesses all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

3.08 Absence of Certain Changes or Events. Since the Balance Sheet Date and except as expressly required by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course of business, (b) the Company has not entered into any material transactions outside the ordinary course of business, (c) no action has been taken by the Company that would require consent under Section 5.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 5.01) and (d) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.09 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Audited Financial Statements or the Unaudited Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 3.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any material liabilities (including any Indebtedness for borrowed money or any other third party financing (other than Indebtedness incurred under the Credit Documents)) of any nature, whether accrued, contingent or otherwise.

3.10 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

3.11 Litigation.

(a) Neither the Company nor any of its officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a Governmental Authority, whether as claimant, defendant or otherwise, and to the Knowledge of the Company, after reasonable inquiry, no such Action or dispute resolution process is pending or threatened in writing on the date hereof. As of the date hereof, the Company is not, nor is any of its officers, directors, agents or employees, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or negotiating a settlement or arrangement, regarding any material Actions.

(b) The Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein).

3.12 Contracts.

(a) Schedule 3.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company is a party or is bound (all such Contracts set forth on Schedule 3.12(a), or which are required to be so disclosed, the “Material Contracts”):

(i) all such Contracts with a supplier of the Company with a total annual payment or financial commitment exceeding $500,000 on an annual basis;

(ii) all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $500,000 on an annual basis;

(iii) all such Contracts with (or with obligations of the Company to) a Related Party;

(iv) all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(v) all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company exceeds $500,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(vi) any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company is a party, other than bona fide customer-supplier relationships or a trade association;

(vii) all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses)) (other than Contracts with any employee or contractor on a standard form of equity award agreement entered into in the ordinary course of business under the Company Stock Plan);

(viii) all such Contracts that obligate the Company to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $1,000,000, or any guarantee of third party obligations in excess of $1,000,000, or any letters of credit, performance bonds or other credit support for the Company;

(x) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each a “CBA”);

(xi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;

(xii) any Contract or agreement (A) governing the terms of, or otherwise related to, the employment, engagement or services of any employee, officer, director or other individual service provider whose annual base salary in excess of $200,000, with the exception of (1) offer letters or employment agreements providing for at-will employment and which may be terminated without any liability on the part of the Company, (2) proprietary information agreements on the Company’s standard form and (3) agreements with any employee or contractor on a standard form of equity award agreement entered into in the ordinary course of business under the Company Stock Plan, (B) providing for the payment and/or accelerated vesting of any compensation or benefits in connection with the consummation of the transactions contemplated by this Agreement, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of the Company or any of its Affiliates to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability;

(xiii) all such Contracts for the development of (A) material Owned Intellectual Property that is embodied in or distributed with any products or services or is otherwise material Owned Intellectual Property (other than Contracts with any employee or contractor on a standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Company or any of its Affiliates), and (B) any Intellectual Property for any Person by the Company or any of its Affiliates under which Contract the Company or its applicable Affiliate has any material unperformed obligations other than Contracts with (1) any employee or contractor on a standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Company or any of its Affiliates or (2) the Company’s customers entered into in the ordinary course of business whereby the Company or one of its Affiliates retains ownership of such developed Intellectual Property;

(xiv) all such Contracts entered into to resolve any actual or threatened Intellectual Property-related dispute or litigation, including settlement agreements, consent agreements, cross-license agreements, and coexistence agreements; and

(xv) all such Contracts pursuant to which the Company or any of its Affiliates grants or is granted a license to, or other rights under, any Intellectual Property, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements involving an annual amount or payment of less than $100,000, (B) open source licenses, (C) non-exclusive licenses granted to customers/clients in the ordinary course of business, (D) licenses to use background Intellectual Property of any employee or consultant and (E) incidental non-exclusive, trademark licenses granted to or by the Company in the ordinary course of business.

(b) To the Knowledge of the Company, the Company (i) is not, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company, and, to the Knowledge of the Company, each other party thereto, except as has not had or would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company. There is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.13 Employment Matters.

(a) Schedule 3.13(a) sets forth an accurate and complete list of each material Company Benefit Plan (other than offer letters or agreements that are terminable without notice or cost and are substantially in the form provided to Acquiror). With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the plan document, including any amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with any summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter and (vi) the most recent IRS Form 5500 annual report (and all schedules thereto).

(b) Each Company Benefit Plan has been established, maintained, funded and administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to so administer or be in compliance that would not be material and adverse to the Company. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Company Benefit Plans. All material contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan.

(c) No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and the Company has not promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full cost of coverage. The Company does not have any current or contingent liability by reason of at any time within the past six (6) years being treated as a single employer with any other Person under Section 414 of the Code.

(d) Except as set forth on Schedule 3.13(d), (i) the Company is not a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment; (ii) in the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company, and no such activities are currently pending or, to the Knowledge of the Company, threatened; (iv) in the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company, and no such dispute is currently pending or to the Knowledge of the Company, threatened; and (v) with respect to the Transactions, the Company has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in (i) any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Affiliates, (ii) an increase in the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Affiliates, (iii) result in the acceleration of the timing of payment, funding or vesting, or trigger any payment or funding of any compensation or benefits, including severance payment, to any current or former employee, officer, director or other individual service provider of the Company; or (iv) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” or any “parachute payment” (as such terms are defined in Section 280G of the Code).

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company or any of its Affiliates under any Company Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) The Company and its Affiliates have no obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(h) Except as would not result in material liability for the Company: the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(i) The Company is and for the last three (3) years has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(j) To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, or other restrictive covenant, or any fiduciary duty: (i) owed to the Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(k) The Company has conducted an appropriate investigation of, or reasonably determined that no such investigation was warranted for, complaints of sexual harassment, discrimination, or retaliation raised by Company employees or independent contractors in connection with their employment or contractor relationship with the Company.

(l) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company has not otherwise incurred any material employment-related liability as a result of COVID-19.

3.14 Taxes.

(a) The Company has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) The Company has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) The Company is not subject to any material Tax liability arising on or before the Balance Sheet Date that has not been paid or fully reserved for in the Audited Financial Statements in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against the Company that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of the Company presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of the Company.

(e) The Company is not and has not been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) The Company does not have any liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(h) The Company has not taken any action, nor, as of the date hereof, to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

3.15 Intellectual Property.

(a) Schedule 3.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) domain name registrations, in each case that are owned or purported to be owned by the Company or any of its Affiliates (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. The Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable. The Company or one of its Affiliates (A) exclusively owns and possesses all right, title and interest in and to all material Owned Intellectual Property, and (B) has a valid and enforceable written license to, all other Company Intellectual Property that is necessary for the operation of the business of the Company or any of its Affiliates, in each case, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property includes patents and pending patent applications that are intended to prevent third parties from offering products and services that are the same or substantially similar to the products and services of the Company and its Affiliates.

(b) The Company Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Company or one of its Affiliates on terms and conditions that are the same in all material respects to those immediately prior to the Closing. Neither the Company nor any of its Affiliates has granted any exclusive license with respect to any Owned Intellectual Property to any other Person.

(c) (i) The operation of the business of the Company or any of its Affiliates as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and in the past six (6) years, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) to the Knowledge of the Company no third party is infringing, misappropriating, diluting or otherwise violating on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated in the three (3) years prior to the date of this Agreement, any Owned Intellectual Property.

(d) As of the date hereof, there is no Action pending or, to the Knowledge of the Company or any of its Affiliates, threatened (including “cease and desist” letters or invitations to take a license) against the Company or any of its Affiliates (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Intellectual Property (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company or any of its Affiliates has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property in the six (6) years prior to the date of this Agreement.

(e) Neither the Company nor any of its Affiliates have disclosed, delivered, licensed or otherwise made available, and neither the Company nor any of its Affiliates have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code for any Owned Company Software or any material source code otherwise included in the Owned Intellectual Property to any Person other than third parties engaged by the Company or any of its Affiliates to provide development, support or maintenance services to the Company or any of its Affiliates (each of which is subject to agreements with reasonable Intellectual Property assignment and confidentiality provisions), and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee, contractor or service provider of the Company or any of its Affiliates subject to confidentiality obligations with respect thereto.

(f) All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company or any of its Affiliates, who have contributed to or participated in the authorship, invention, creation, conception, improvement, modification or development of any Intellectual Property in the course of their employment or engagement by the Company that is material to the business of the Company of any of its Affiliates have entered into and delivered to the Company or the applicable Affiliate a valid, enforceable and binding proprietary rights agreements vesting ownership of such material Intellectual Property in the Company or one of its Affiliates (by way of a present grant of assignment). The Company and each of its Affiliates has taken reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned or used by the Company or any of its Affiliates, including ensuring that third parties who have had access to such Trade Secrets are subject to legally binding confidentiality obligations with respect to such Trade Secrets. To the Company’s knowledge, there has been (i) no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession of the Company of any of its Affiliates, or (ii) no material breach of any written contract containing non-disclosure obligations with respect to such Trade Secrets.

3.16 Data Protection.

(a) In the three (3) years prior to the date of this Agreement, the Company and each of its Affiliates, to the Knowledge of the Company, (i) has been in material compliance with all Data Privacy and Security Requirements and (ii) has not been subject to any regulatory audits or investigations by any Governmental Authority relating to Data Privacy and Security Requirements. In the three (3) years prior to the date of this Agreement, (i) the Company and each of its Affiliates has taken commercially reasonable steps designed to ensure that all Personal Information in its possession and control is protected against unauthorized loss, access, use, modification, disclosure or other use or misuse, and (ii) there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case of (i) and (ii), except as has not or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company.

(b) In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Affiliates has received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or any other third party (including data subjects), except as has not or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company. No individual has been awarded compensation from the Company or any of its Affiliates under any Data Privacy and Security Requirements, and no written claim for such compensation is outstanding.

(c) Neither the Company nor any of its Affiliates “sells” any Personal Information as such term is defined under applicable Data Privacy and Security Requirements, except in a manner that complies with the applicable Data Privacy and Security Requirements, except as has not or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Data Privacy and Security Requirements and other applicable contractual commitments related to the privacy and security of Personal Information to which the Company or any of its Affiliates are bound.

3.17 Information Technology.

(a) The IT Systems: (i) operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise as required by the Company or any of its Affiliates for the operation of their businesses as currently conducted and (ii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company.

(b) In the three (3) years prior to the date of this Agreement, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company, the Company and each of its Affiliates has implemented with respect to its IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices.

(c) In the three (3) years prior to the date of this Agreement, to the Knowledge of the Company, there has been no material security breach of or unauthorized access to the IT Systems, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company. In the three (3) years prior to the date of this Agreement, there has not been any failure with respect to any of the IT Systems that has not been remedied or replaced in all material respects, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company.

3.18 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.18(b) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company leases, licenses, subleases or otherwise occupies any property (collectively “Company Property”) on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto and except to the extent that enforcement may be limited by Enforceability Exceptions. The Company has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears.

(d) To the Knowledge of the Company, there exists no restrictions, covenants or encumbrances which prevent any of the Company Properties from being used now or in the future for their current use or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 3.18(d).

(e) The Company has not at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the Company Properties in respect of which any material contingent liability remains as of the date of this Agreement with the Company as set forth on Schedule 4.18(f)(i). The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Lease Document or any interest therein, except as set forth on Schedule 4.18(f)(ii).

(f) As of the date hereof, there are no material outstanding disputes, actions, claims, demands or complaints to which the Company is a party in respect of any of the Company Properties.

3.19 Corrupt Practices; Sanctions.

(a) Since December 31, 2017, to the Knowledge of the Company, neither the Company nor any of its Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. The Company (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company operates and (y) has maintained such policies and procedures in force. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company.

(b) Since December 31, 2017, neither the Company nor, to the Knowledge of the Company, any of its Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since December 31, 2017, to the Knowledge of the Company, the Company is not conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

3.20 Insurance.

(a) Schedule 3.20(a) sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company (the “Insurance Policies”). To the Company’s Knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

(b) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) To the Company’s Knowledge, as of the date hereof, the Company has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. To the Company’s Knowledge, there are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

3.21 Competition and Trade Regulation.

(a) In the past five (5) years, the Company has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company does business or to which the Company is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not be expected to have a Material Adverse Effect. The Company also has policies and procedures in place designed to ensure compliance with the applicable trade sanctions Laws and are following such policies and procedures in all material respects.

(b) The Company is in compliance with all applicable Antitrust Laws in all material respects. The Company is not nor has it been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company has assets or carries or intends to carry on business or where its activities may have an effect.

3.22 Environmental Matters.

(a) Except as would not reasonably be expected to result in material liability for the Company, the Company is, and for the past five (5) years has been, in compliance in all respects with all Environmental Laws and, without limiting the foregoing, all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Company Properties, which Company Permits have been obtained by the Company and are current and valid;

(b) there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company, nor has the Company received any written notification , Governmental Order, directive or other information of, nor is the Company otherwise responsible for any material violation of or material liability under, Environmental Laws, including for the contamination of or manufacture, generation, storage, disposal, release or threatened release at any location by, or exposure of any Person to, any Hazardous Material;

(c) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, sold, marketed, repaired, installed, distributed, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case in a manner that has given or would give rise to a material liability under Environmental Laws; and

(d) the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to the material liability of any other Person under Environmental Law.

3.23 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 3.23, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.24 Affiliate Agreements. Except as set forth on Schedule 3.24, and except for any employment agreements, Company Benefit Plans and Contracts with respect to such Peron’s status as a holder of Company’s capital stock, the Company is not a party to any material transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, Merger Sub or the Company or (c) Affiliate, “associate” or to the knowledge of the Company any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

3.25 No Other Representations or Warranties. The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives, and the Company expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliates and each of their respective Representatives has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article III, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after September 30, 2020 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

4.01 Organization, Standing and Corporate Power.

(a) Acquiror is an entity duly incorporated, validly existing and in good standing under the CLCI, and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b) Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

4.02 Corporate Authority; Approval; Non-Contravention.

(a) Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby (including obtaining the Acquiror Stockholder Approvals) and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approvals and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) The Sponsor Letter Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, including all of the holders of Pre-Domestication Acquiror Class B Stock, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). Immediately prior to the Closing and as of the Closing no holder of any shares of Acquiror Common Stock will be entitled to any anti-dilution or any similar adjustments and protections in connection with the transactions contemplated in this Agreement or otherwise.

4.03 Litigation.

(a) Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims.

(b) As of the date of this Agreement, neither Acquiror nor Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

4.04 Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

4.05 Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plans Proposal, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, shareholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, shareholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

4.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least two hundred fifty million dollars ($250,000,000) invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 16, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated September 18, 2020, as amended. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since September 16, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

4.07 Taxes.

(a) Each of Acquiror and Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) Each of Acquiror and Merger Sub, as applicable, has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder, shareholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) Neither Acquiror nor Merger Sub is subject to any material Tax liability that has not been paid or fully reserved for in the audited financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of Acquiror or Merger Sub.

(e) Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was Acquiror or Merger Sub, as applicable), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) Neither Acquiror nor Merger Sub has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is Acquiror or Merger Sub, as applicable) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) Neither Acquiror nor Merger Sub has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(h) Acquiror and Merger Sub have not taken any action, nor, as of the date hereof, to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Domestication from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

4.08 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.08, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates. Schedule 4.08 sets forth Acquiror’s good faith estimate of the aggregate Transaction Expenses (including the Outstanding Acquiror Expenses).

4.09 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 30, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.10 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Acquiror is not party to any Contract with any other Person that Acquiror reasonably expects, as of the date of this Agreement, to require payments by Acquiror in excess of $35,000,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts.

(d) There is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period September 30, 2020 in the ordinary course of the operation of business of Acquiror and Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole) or (iii) disclosed in Schedule 4.10(d).

(e) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from July 28, 2020 through the date of this Agreement, Acquiror and Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 6.03 if such action had been taken after the date hereof.

(i) None of Acquiror or Merger Sub or any of their respective Subsidiaries or Associates has an interest of five percent (5%) or greater in an entity that competes with the Company in the field of commercial or transit electric vehicles or powertrain systems. For purposes of this Section 5.10(i), “Associate” is defined pursuant to 16 C.F.R. § 801.1(d)(2).

4.11 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

4.12 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III or any certificate delivered in accordance with Section 8.02(b), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, and each of Acquiror and Merger Sub, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or representatives, disclaim reliance on any representations and warranties, express or implied, or the completeness thereof, other than those expressly given by the Company in Article III or any certificate delivered in accordance with Section 8.02(b). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement or any certificate delivered in accordance with Section 8.02(b). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 8.02(b), with all faults and without any other representation or warranty of any nature whatsoever.

4.13 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 500,000,000 shares of Pre-Domestication Acquiror Common Stock, of which (A) 25,000,000 shares of Pre-Domestication Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 13,000,000 Pre-Domestication Acquiror Warrants are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Pre-Domestication Acquiror Class B Stock, of which 6,250,000 shares are issued and outstanding and (iii) 5,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding shares of Pre-Domestication Acquiror Common Stock, shares of Pre-Domestication Acquiror Class B Stock and Pre-Domestication Acquiror Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Pre-Domestication Acquiror Common Stock held by the Sponsor.

(b) Except for this Agreement, the Pre-Domestication Acquiror Warrants, Pre-Domestication Acquiror Class B Stock and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Pre-Domestication Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Pre-Domestication Acquiror Common Stock or any other equity interests of Acquiror. Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.

(c) As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(d) Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other shareholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

4.14 NASDAQ Stock Market Quotation. The issued and outstanding shares of Pre-Domestication Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “STWO”. Acquiror is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ, the Financial

Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Pre-Domestication Acquiror Common Stock or terminate the listing of Pre-Domestication Acquiror Common Stock on NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Pre-Domestication Acquiror Common Stock or Pre-Domestication Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

4.15 Contracts; No Defaults.

(a) The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror or Merger Sub is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its agents or representatives.

(b) Neither Acquiror nor Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to Acquiror and Merger Sub, taken as a whole.

4.16 Title to Property. Except as set forth on Schedule 4.16, neither the Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

4.17 Investment Company Act. Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940.

4.18 Affiliate Agreements. Except as set forth on Schedule 4.18, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

4.19 Corrupt Practices.

(a) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub, nor any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. Acquiror (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Acquiror operates and (y) has maintained such policies and procedures in force. To the Knowledge of Acquiror, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror.

(b) Since their respective dates of incorporation, neither Acquiror nor Merger Sub nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

4.20 Takeover Statutes and Charter Provisions. Effective immediately after the consummation of the Domestication, the Acquiror Board represents that it has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration. As of the date of the Domestication and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date of the Domestication and through the Effective Time, there is no shareholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

4.21 Subscription Agreements. Acquiror has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase 25,000,000 shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to two hundred fifty million dollars ($250,000,000). Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Acquiror and, to the Knowledge of Acquiror, the Subscribers, enforceable in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscriber in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the Knowledge of Acquiror, the Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the Subscribers, (ii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or the Subscriber or (iii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

4.22 Defense Production Act—. Neither the Acquiror nor Merger Sub is or is not controlled by a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof (the “DPA”). Neither the Acquiror nor Merger Sub permits any foreign person affiliated with the Acquiror or Merger Sub, whether affiliated as a limited partner or otherwise, to obtain through the Acquiror or Merger Sub any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the board of directors or equivalent governing body of the Company or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

4.23 No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article IV are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or Merger Sub in this Article IV, written information made available to the other parties hereto in the course of their evaluation of Acquiror and Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 5.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, distributors and creditors of the Company and (iii) use commercially reasonable efforts to keep available the services of its present officers; provided, that, in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 5.01 and not be considered a breach of this Section 5.01; provided, further, that following any such suspension, to the extent that the Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 5.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except in the case of clauses (c) and (d) below with respect to any Pre-Closing Financing, in which case such consent may be conditioned, withheld or delayed in Acquiror’s sole discretion), or as may be required by Law, the Company shall not during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property, including any deemed distribution for Tax purposes) to stockholders of the Company or repurchase or redeem any Company Stock;

(c) create, allot, issue, redeem, sell, grant, or repurchase or agree to create, allot, issue, redeem, sell, grant or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, including any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligation the Company to issue, deliver or sell any equity securities of the Company, including any Pre-Closing Financing, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.06, the issuance of the shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with the terms of the Company Stock Plan and the underlying grant, award or similar agreement;

(d) enter into, amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, including any Pre-Closing Financing, other than entry into, amendments of, modifications of, terminations of or waivers or releases under such Contracts or arrangements in the ordinary course of business consistent with past practice;

(e) sell, transfer, lease, license, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of all or substantially all of the assets, properties or business of the Company (including Company Intellectual Property and Owned Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of inventory in the ordinary course of business consistent with past practice and any such actions taken in the ordinary course of business consistent with past practice and (iii) sales, abandonment, lapses of assets or items or materials that, in the aggregate, are not material to the business of the Company, other than (A) as set forth on Schedule 5.01(e), (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any immaterial Registered IP in the ordinary course of business consistent with past practice, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company;

(f) except as set forth on Schedule 5.01(f), in the ordinary course of business consistent with past practice, or as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement or applicable Law, (i) establish, adopt, enter into, amend, modify, or terminate any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (ii) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining representative for any employees of the Company or modify, amend, terminate or enter into any CBA, (iii) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (excluding any COVID-19 Measures), or (iv) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, independent contractor or other service provider of the Company;

(g) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(h) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company in the ordinary course of business consistent with past practice and extended payment terms for customers in the ordinary course of business;

(j) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any material liability for Taxes outside the ordinary course of business, enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), or take any action which would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(k) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves alleged monetary damages or monetary payments not to exceed $1,000,000 in the aggregate;

(l) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (A) borrowings in an aggregate amount not to exceed $25,000,000 and (B) intercompany Indebtedness;

(m) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(n) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(o) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company, any insurance policy maintained with respect to the Company and their assets and properties; and

(p) enter into any agreement or undertaking to do any action prohibited under this Section 5.01.

5.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

5.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (y) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (z) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror upon request copies of any material notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 5.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 5.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates to, and Acquiror and Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Affiliates, or any interest therein. All filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement, including in connection with the HSR Act, shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Acquiror.

5.04 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated September 22, 2020 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by September 17, 2022 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement in each case prior to the Effective Time. This Section 5.04 shall survive the termination of this Agreement for any reason. Notwithstanding the foregoing, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, Merger Sub or any other Person (a) for legal relief against monies or other assets of the Acquiror or Merger Sub held outside of the Trust Account (other than distributions therefrom directly or indirectly to stockholders of Acquiror) or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against the Acquiror (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and the Acquiror consummates a business combination transaction with another party, in each case of (a) and (b), so long as such claim would not affect Acquiror’s ability or obligation to effectuate the redemption of any Redeeming Stockholder’s Pre-Domestication Acquiror Common Stock.

5.05 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Acquiror, as soon as reasonably practicable after the date hereof to the extent required by applicable Law, including the Exchange Act, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company as of and for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the Public Company Accounting Oversight Board. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 5.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

5.06 Cooperation under the Credit Documents; Investor Rights Agreement.

(a) During the Interim Period, (i) the Company shall not terminate any commitments under the Credit Documents or the Letter of Credit without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed) and, (ii) except as contemplated pursuant to clause (b) below, the Company shall maintain in effect and comply with, in all material respects, the terms of the Credit Documents and the Letter of Credit, in each case, as in effect on the date hereof, in accordance with the terms and subject to the conditions thereof.

(b) Prior to Closing, the Company shall not, without the prior written consent of Acquiror (to be granted or withheld in Acquiror’s sole discretion), (i) amend or modify the Investor Rights Agreement in a manner adverse to Acquiror, or (ii) agree to shorten the 180-day “Stand-Off” period under the Investor Rights Agreement.

5.07 Incentive Company RSU Grants. Prior to Closing, to incentivize the employees and other service providers of the Company that continue to serve Acquiror on and following the Closing (each, a “Continuing Employee”), the Company may grant up to an aggregate of 825,000 Company RSUs (the “Incentive RSU Pool”). Company RSUs under the Incentive RSU Pool shall vest subject to the occurrence of each Milestone Event set forth in Section 2.09, and the Continuing Employee’s continued service to the Acquiror through each vesting date. Allocations of grants of the Incentive RSU Pool shall be determined by the Company in its sole discretion and generally based on a participant’s role and expected role with the Acquiror on and following the Closing.

With respect to any Exchanged Company RSUs corresponding to Company RSUs granted from the Incentive RSU Pool that are forfeited after Closing as a result of a termination of service prior to the occurrence of a Milestone Event as set forth in Section 2.09(a), such forfeited Exchanged Company RSUs will be added back to the share pool of the Acquiror Equity Incentive Plan.

ARTICLE VI

COVENANTS OF ACQUIROR

6.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date or the Extended Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.01 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, the Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Subscriber or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d) Acquiror shall promptly notify the Company of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to the Company upon request copies of any material notices or written communications received by Acquiror or any of its Affiliates with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed material communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 6.01 as “outside counsel only.”

6.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the advancement, indemnification and exculpation (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 6.02.

(b) For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.02. The obligations of Acquiror and the Surviving Company under this Section 6.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

6.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror and Merger Sub shall, subject to Section 7.02, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 6.03 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and shall not permit Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Pre-Domestication Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), take any action which would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment or the Domestication from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code;

(iv) other than as set forth on Schedule 6.03(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(v) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.15(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.15(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or Merger Sub is a party or by which it is bound;

(vi) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) in connection with the exercise of any Pre-Domestication Acquiror Warrants outstanding on the date hereof or (2) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Pre-Domestication Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or Merger Sub (other than the transactions contemplated by this Agreement);

(ix) make any capital expenditures;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xi) enter into any new line of business outside of the business currently conducted by Acquiror and Merger Sub as of the date of this Agreement;

(xii) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law; or

(xiii) enter into any agreement or undertaking to do any action prohibited under this Section 6.03.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.

6.04 Trust Account. Prior to the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Pre-Domestication Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Acquiror Expenses pursuant to Section 2.15 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 2.13; and (c) the disbursement to Acquiror of the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b).

6.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or Merger Sub by third parties that may be in Acquiror’s or Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.06 Acquiror Stock Exchange Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Pre-Domestication Acquiror Common Stock to be listed on, NASDAQ.

(b) Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NYSE and, to the extent NYSE is not available to Acquiror, NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date and concurrently with such listing, Acquiror shall use reasonable best efforts to cause any Acquiror Common Stock that is listed on NASDAQ, to be delisted from NASDAQ. Prior to filing any document in connection therewith, the Acquiror shall give the Company a reasonable opportunity to review and comment on any proposed filings and incorporate such reasonable comments thereto.

6.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws. Prior to filing or furnishing such filings with the SEC, the Acquiror shall give the Company a reasonable opportunity to review and comment on any proposed filings relating to the Transaction or the Company (or to the extent practicable and to the extent such proposed filings would reasonably be expected to be material to the Acquiror after Closing) and incorporate such reasonable comments thereto.

6.08 Financing. Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Acquiror shall not modify, amend, terminate or waive the provisions of the Subscription Agreement without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Company (other than to effect such modifications, amendments, terminations or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of the Subscription Agreement, provided that Acquiror shall provide the Company with prior written notice thereof).

6.09 Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

6.10 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

6.11 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws, NYSE and NASDAQ listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Acquiror Board to be nine (9) directors, (b) the individuals set forth on Schedule 6.11(b) to be elected as members of the Acquiror Board, effective as of the Closing and (c) the individuals set forth on Schedule 6.11(c) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 6.11, which indemnification agreements shall continue to be effective following the Closing.

6.12 Domestication.

(a) Prior to the consummation of the Transactions, and subject to the Supermajority Acquiror Stockholder Approval, Acquiror shall domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL by (i) filing a certificate of corporate domestication with respect to the Domestication and the Acquiror Charter with the Secretary of State of the State of Delaware, (ii) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication and (iii) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. In connection with the Domestication, Acquiror shall adopt as Acquiror’s initial certificate of incorporation the Acquiror Charter. Acquiror shall effect the Domestication in such a way that Acquiror’s representations and warranties set forth in Article IV remain true and correct, in compliance with all applicable Law and in a matter so as to properly effectuate the purposes of this Agreement.

(b) In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Stockholder, (i) each then issued and outstanding Pre-Domestication Acquiror Common Stock shall convert automatically, on a one-for-one basis, into a share of the Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); (ii) each then issued and outstanding share of Pre-Domestication Acquiror Class B Stock shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); and (iii) each then issued and outstanding Pre-Domestication Acquiror Warrant shall convert automatically into an Acquiror Warrant, pursuant to the Warrant Agreement.

6.13 Equity Incentive Plan; Employee Stock Purchase Plan. Acquiror shall agree to a customary equity incentive plan with an initial pool of approximately 10% of the outstanding shares of Acquiror Common Stock at the Closing with an evergreen annual replenishment on January 1st of each calendar year for a period of up to 10 years of 5% of the outstanding shares of Acquiror Common Stock on December 31st of the preceding calendar year or such lesser number of shares of Acquiror Common Stock determined by the Acquiror Board (as agreed and adopted, the “Acquiror Equity Incentive Plan”) and an employee stock purchase plan with an initial pool of approximately 2% of the outstanding shares of Acquiror Common Stock at the Closing with an evergreen annual replenishment on January 1st of each calendar year for a period of up to 10 years of 1% of the outstanding shares of Acquiror Common Stock on December 31st of the preceding calendar year or such lesser number of shares of Acquiror Common Stock determined by the Acquiror Board (as agreed and adopted, the “Acquiror Employee Stock Purchase Plan”) with the Company prior to Closing and to adopt such agreed plans in advance of Closing, subject to the terms of Section 5.07.

6.14 Bylaws.

(a) After the Domestication and prior to Closing, the Acquiror shall adopt the Acquiror Bylaws.

ARTICLE VII

JOINT COVENANTS

7.01 Support of Transaction. Without limiting any covenant contained in Article V or Article VI, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 5.03 and Section 6.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, Acquiror and the Company shall each, and Acquiror shall cause Merger Sub to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

7.02 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any equity or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than Acquiror) to do or seek to do any of the foregoing. The Company agrees to (A) notify Acquiror promptly (and, in any event, within one (1) Business Day) upon receipt of any Company Acquisition Proposal by the Company, describing the material terms and conditions thereof in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal), (B) keep Acquiror reasonably informed on a current basis of any modifications to such offer or information and (C) refrain from (and to cause its Subsidiaries and their respective Representatives to refrain from) conducting any further discussions with, providing any information to or entering into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Acquiror and its Representatives) that may be ongoing with respect to a Company Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Acquiror Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquiror Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Acquiror Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing. Acquiror agrees to (A) notify the Company promptly (and, in any event, within one (1) Business Day) upon receipt of any Acquiror Acquisition Proposal by Acquiror, describing the material terms and conditions thereof in reasonable detail (including the identity of any person or entity making such Acquiror Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 7.02 shall not prohibit the Company, Acquiror or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 7.02 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Acquiror Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 7.02.

7.03 Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approvals.

(a) As promptly as practicable following the execution and delivery of this Agreement and in any event no later than fifteen (15) Business Days following the date of the delivery of the financial statements described in Section 5.05(a), Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of all shares of the Acquiror Common Stock to be issued under this Agreement (including any Earnout Stock and Exchanged Company RSUs), which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. Acquiror and the Company shall each bear half (50%) of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date, other than fees and expenses of advisors (which shall be borne by party incurring such fees).

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Pre-Domestication Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Articles of Association), and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter (the “Charter Proposal”), (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration and pursuant to the Subscription Agreements in accordance with the rules of NYSE and NASDAQ (the “NYSE/NASDAQ Proposal”), (iv) approval and adoption of the Acquiror Equity Incentive Plan and the Acquiror Employee Stock Purchase Plan (the “Acquiror Equity Plans Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) the Domestication (the “Domestication Proposal”) and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (each, an “Additional Proposal” and together with the Transaction Proposal, the Charter Proposal, the NYSE/NASDAQ Proposal, the Acquiror Equity Plans Proposal and the Domestication Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the Articles of Association, (ii) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Pre-Domestication Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Acquiror Board Recommendation, or fail to include the Acquiror Board Recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 7.03(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Pre-Domestication Acquiror Common Stock to obtain the Acquiror Stockholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting in accordance with the Articles of Association; provided, that the Special Meeting, without the prior written consent of the Company, (x) may not be adjourned or postponed to a date that is more than ten (10) Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date.

(e) As promptly as practicable after the Registration Statement becomes effective, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders approving and adopting this Agreement, the Preferred Stock Conversion, the Merger and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding (i) at least a majority of all outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, (ii) at least eighty-five percent (85%) of the then-outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis (collectively, the “Company Stockholder Approvals”)). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (A) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (B) solicit written consents from the Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”), subject to the provisions of this Section 7.03(e). The Company Board shall not (and no committee or subgroup thereof shall) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Board Recommendation. The Company will provide Acquiror with copies of all shareholder consents it receives within one (1) Business Day of receipt. If the Company Stockholder Approvals are obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its shareholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL.

(f) Subject to receipt of the Company Stockholder Approvals, the Company shall take all actions necessary to effect the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock (the “Preferred Stock Conversion”) as of immediately prior to the Effective Time.

7.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Domestication shall constitute a transaction treated as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations, and (iii) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying for Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Domestication as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the Company determines, based on the advice of Wilson Sonsini or other nationally recognized tax counsel, that an alternative transaction structure is necessary to preserve the Intended Tax Treatment, the parties shall use the following alternative transaction steps: (A) Acquiror shall form SCharge Merger Sub II, LLC, a Delaware limited liability company (the “Merger Sub II”), wholly owned by Acquiror and treated as an entity disregarded from its owner for U.S. federal income tax purposes, (B) Merger Sub shall merge with and into the Company pursuant to the provisions of this Agreement, with the Company surviving as the Surviving Corporation (the “First Merger”), and (C) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the surviving entity (the “Surviving Entity”, and such merger, the “Second Merger”). The Second Merger shall be consummated immediately after the First Merger upon filing of the certificate of merger. Upon the effective time of the Second Merger, (x) each share of common stock of the Surviving Corporation issued and outstanding as of immediately prior to the effective time of the Second Merger shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (y) the membership interests of Merger Sub II outstanding immediately prior to the effective time of the Second Merger shall be converted into and become the membership interests of the Surviving Entity, which shall constitute 100% of the outstanding equity interests of the Surviving Entity. From and after the effective time of the Second Merger, the membership interests of Merger Sub II shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence. The parties intend that the First Merger and the Second Merger shall be treated as an integrated transaction and together shall qualify for the Intended Tax Treatment, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

(c) FIRPTA Certificate. On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

(d) Registration Statement / Proxy Statement / Tax Opinions. If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Acquiror and the Company shall deliver to Kirkland & Ellis and Wilson Sonsini Goodrich & Rosati, P.C., respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Domestication should be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and, if required, Wilson Sonsini Goodrich & Rosati, P.C. shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(e) Tax Matters Cooperation. Each of the parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Sponsor information reasonably requested by the Sponsor and in possession of the Surviving Company to enable it or other Acquiror Stockholders prior to the Domestication to compute any income arising in respect of their ownership in Acquiror prior to the Domestication or file relevant Tax Returns, including posting a PFIC Annual Information Statement prepared by or at the direction of the Sponsor (and at the Sponsor’s expense) to the website of the Surviving Company.

(f) Acquiror Taxable Year. The parties agree to treat the taxable year of Acquiror as ending on the date that the Domestication is consummated for U.S. federal income Tax purposes.

7.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 7.02; and provided, further, that subject to Section 5.02 and this Section 7.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

7.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

7.07 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder actions (including derivative claims) relating to this Agreement, any Ancillary Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of Acquiror or any of its respective Representatives (in their capacity as a Representative of Acquiror) or, in the case of the Company, any of the Company or any of its Representatives (in their capacity as a Representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) Acquiror or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

8.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. (i) All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 8.01(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 8.01(a) required to be obtained prior to the Closing shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Acquiror Stockholder Approvals. The Acquiror Stockholder Approvals shall have been obtained.

8.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 (Organization, Standing and Corporate Power), Section 3.02(a) (Corporate Authority; Approval; Non-Contravention), Section 3.04 (Capitalization), Section 3.08(d) (Absence of Certain Changes or Events) and Section 3.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a) and Section 8.02(b) have been fulfilled.

(d) No Material Adverse Effect. Since the Date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.10(h)(i) (Absence of Certain Changes or Events), Section 4.08 (Brokers) and Section 4.13 (Capitalization) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d) NYSE. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE or, to the extent NYSE is not available to Acquiror, NASDAQ subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(e) Company’s Required Funds. The Closing Acquiror Cash shall equal or exceed two hundred million dollars ($200,000,000.00), and Acquiror shall have made arrangements for the Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time.

(f) Director and Officer Appointments. The individuals listed on Schedule 6.11(b) shall be elected and seated as members of the Acquiror Board, and the individuals set forth on Schedule 6.11(c) shall be appointed as the executive officers of Acquiror, in each case effective as of the Closing.

(g) Domestication. The Domestication shall have been completed as provided in this Agreement and a time-stamped copy of the certificates issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

ARTICLE IX

TERMINATION/EFFECTIVENESS

9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 8.02(a), Section 8.02(b) or Section 8.02(d) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to fifteen (15) Business Days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before November 6, 2021 (the “Termination Date”) provided, that if, as of the time the Termination Date would have otherwise occurred, all other conditions to Closing set forth in Article VIII, other than any or all of the conditions to Closing set forth in Section 8.01(a) and Section 8.03(d) are satisfied (and other than those conditions which, by their terms, are incapable of being satisfied before the Closing), then the Termination Date will be extended without any further action by any party until December 6, 2021 (the “Extended Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 9.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 9.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to fifteen (15) Business Days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date or the Extended Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 9.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 9.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d) by written notice from either the Company or Acquiror to the other if either Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

(e) by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within two (2) Business Days following the date that the Registration Statement is declared effective, provided that Acquiror’s right to terminate this Agreement under Section 9.01(e) shall automatically terminate once the Company has delivered evidence that the Company Stockholder Approvals have been obtained if such Company Stockholder Approvals were delivered before notice of termination is delivered pursuant to this Section 9.01(e).

9.02 Effect of Termination

. Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, shareholders or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 5.04, 7.05, 9.02 and Article X (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

10.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

ACON S2 Acquisition Corp.

1133 Connecticut Avenue NW

Suite 700

Washington, DC 20036

Attn:     Adam Kriger

E-mail: akriger@aconinvestments.com

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attn:     Douglas Bacon

             Shawn O’Hargan

E-mail: douglas.bacon@kirkland.com

             shawn.ohargan@kirkland.com

(b)	If to the Company to:

ESS Tech, Inc.

26440 SW Parkway Ave.,

Bldg. 83

Wilsonville, OR. 97070

Attn:     Craig Evans

E-mail: craig.evans@essinc.com

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:     Mark Baudler

             Andrew Hoffman

E-mail: mbaudler@wsgr.com

             ahoffman@wsgr.com

or to such other address or addresses as the parties may from time to time designate in writing.

10.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

10.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.02 and Section 6.11 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, shareholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 10.14 and 10.16.

10.05 Expenses. Except as otherwise provided herein (including Section 2.15 and Section 7.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

10.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that, the Domestication shall be effected in accordance with both the DGCL and the CLCI, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

10.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 9.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 10.10.

10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the CLCI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.12.

10.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such injunction.

10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Notwithstanding the foregoing, nothing herein shall limit the Liability of any Party for Fraud or Willful Breach committed by such Party.

10.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

10.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (d) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by Acquiror

and Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Subscription Agreements and the Support Agreements.

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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

ACON S2 ACQUISITION CORP.

By:	/s/ Adam Kriger
Name: Adam Kriger
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHARGE MERGER SUB, INC.

By:	/s/ Adam Kriger
Name: Adam Kriger
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ESS TECH, INC.

By:	/s/ Craig Evans
Name: Craig Evans
Title: President & Founder

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Subscription Agreement

EXHIBIT B

Form of Company Support Agreement

EXHIBIT C

Form of Sponsor Letter Agreement

EXHIBIT D

Form of Certificate of Incorporation of Acquiror

EXHIBIT E

Form of Bylaws of Acquiror